EXHIBIT 10.55

SUMMARY OF 2008 BONUS PLAN

Under the 2008 bonus plan, each participant employee is assigned a bonus target that is expressed as a percentage of annual salary. The participant’s bonus award, if any, will be based on the achievement of pre-established corporate goals, functional goals and the individual’s performance. The corporate goals have been approved by the Board of Directors. The functional goals, which are specific goals set for each of Monogram’s functional groups, contribute to and support the corporate goals.

Individual bonus awards will be determined at the end of 2008 based upon the level of goal achievement, the quality of achievement, and the weighting of each goal, with the achievement of corporate goals receiving primary weight. Eligible participants must be actively employed at Monogram at the time of final bonus determination to receive a bonus, and the Compensation Committee may modify or adjust the annual bonus award.

The corporate goals include revenue and product development and commercialization milestones as determined by the Board of Directors. The Compensation Committee will determine whether the relevant corporate and functional goals have been accomplished. The individual performance of the named executive officers will be assessed by the Compensation Committee in connection with determining their bonus awards, if any, under the 2008 bonus plan. The target bonuses, expressed as a percentage of annual salary, are 40% for William D. Young, Monogram’s chief executive officer, and 30% for each of the other named executive officers.